Exhibit 10.2

REAL ESTATE PURCHASE OPTION

Option to purchase (the “Option”) granted March 25, 2010, by JAMES R. GOLDEN AND JOHN C. SLUSHER (hereinafter “SELLER”) of 402 Tennessee Avenue, Pineville, Kentucky  40977, and KNOX COUNTY MINERALS, LLC, a Delaware limited liability company qualified to do business in Kentucky (hereinafter “BUYER”), of  600 Cameron Street Alexandria Virginia 22314,
1.  GRANT OF OPTION. SELLER, for the option price of $150,000.00 (the “Option Price”), receipt of which is acknowledged, grants to BUYER the exclusive option to purchase all of the OIL & GAS (including coal bed methane) underlying the former D.D.Stewart property (the “Property”) owned or to be acquired by SELLER in Knox County Kentucky, including the oil & gas interests which Seller acquired from Dan Stewart, Jr., and his wife, Betsy Stewart, by deed dated January 10, 2009, and of record in Deed Book 375, page 158, of the Knox County Court Clerk’s office and the oil & gas interests which are to be acquired by Seller from the Estate of William Stewart, Chet Care Administrator, pursuant to contract dated November 20, 2009, but excepting however, (i) all minerals and mining rights other than oil and gas and (ii) the surface and any and all surface rights, which shall be retained by SELLER.
2.  OPTION.  The option shall be for a period of one hundred eighty (180) days beginning on the date this option is executed by SELLER, and terminating at midnight of the one hundred eightieth day thereafter (including the said beginning date), except that BUYER may, at its option, extend the option period for a maximum of two (2) additional 30 day periods by payment of the sum of $20,000.00 (the “Extension Payment”) to SELLERS for each such 30 day extension, such payment to be made prior to the expiration hereof.  The said Option Price and the Extension Payment(s), if made, are non-refundable, but shall be credited to the selling price at closing.

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3.  EXERCISE.  This option may be exercised at any time during the option period by written notice to SELLER delivered or mailed to SELLER at the address as set forth in paragraph 11 hereof.
4.  PURCHASE PRICE.  The purchase price for the property is $1,575,000.00, payable in cash or its equivalent at closing, less the Option Price paid to Seller upon execution hereof and any Extension Payment made pursuant to paragraph 2 hereof.   Of the above proceeds, the sum of $75,000 shall be paid at closing to Minerals East, LLC, or its assigns, per BUYER’s contract with Minerals East, LLC.
5.  FAILURE TO EXERCISE.  If BUYER fails to exercise this option, SELLER shall retain the Option Price paid for the Option and any Extension Payment paid for extension thereof, and, except for any unfulfilled obligation of BUYER under paragraph 8 hereof, neither party shall have any further rights or claims against the other by reason of this transaction.
6.  CLOSING DATE.  The closing finally consummating this transaction shall be twenty five (25) days after BUYER gives notice of intent to exercise this Option, unless extended by mutual agreement.
7.  DEED AND TITLE.    If BUYER exercises this option, SELLER shall convey title to the property by Special Warranty deed substantially in the form attached hereto as Exhibit A.  This Option contract is for a sale in gross and not by acre, without warranty of title other than a special warranty, and SELLER expressly disclaims all other warranty or representation, including, without limitation, any warranty of condition or warranty as to the presence, quantity or quality or location of any gas or oil within the Property.  In the event there should be any deficiency of title or acreage in any of the tracts subject to this Option, such deficiency shall not impose any liability upon SELLER or in any way affect any provision of this Option; PROVIDED, however, that in the event it shall be determined before closing and delivery of deed that any mineral trespass has occurred on any portion of the Property, then SELLER shall, in addition to delivering the Special Warranty deed, assign to BUYER at closing all rights to damages for such trespass accruing from and after the date this Option is executed by BUYER, with SELLER retaining all such rights accruing prior to such date.  SELLER also reserves all rights in the Property other than oil and gas, and the Property shall be conveyed subject to the following covenant which shall be included in the Special Warranty deed:

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“The Grantor hereby reserves and excepts from this conveyance all minerals other than oil and gas, including, without limitation, all coal and the entire coal estate, as well as the surface and any surface rights or ownership.  Any and all rights herein reserved and excepted by Grantor shall inure to the benefit of and may be exercised and enjoyed by Grantor and by its successors and assigns.  It is further agreed by and between Grantor, as owner of the coal estate, and Grantee, as owner of the oil and gas estate, that in the development of their respective mineral estates, each party shall owe to the other a duty of reasonable accommodation in order to facilitate the ordinary and necessary development activities of the other to the end that both parties may develop their respective interests in the property to the maximum extent possible, having due regard for the rights and interest of the other party.  In furtherance of this duty, Grantee agrees that (i) all of the lands hereinabove described shall be considered and treated as being underlaid by coal-bearing strata within the meaning of KRS 353.050, such that all permitting of drill sites shall be carried out in accord therewith and as set forth in KRS 353.060, and (ii) Grantee shall refrain from drilling any wells or laying any pipelines on or within 150 feet in elevation above any existing strip mine bench (whether reclaimed or un-reclaimed) without the consent of the Grantors, or their successors and assigns, and (iii) no wells shall be drilled for the production of coal bed methane if such production will prevent or materially hinder the mining of a workable coal bed.  In the event that any wells are drilled in contravention of these covenants, and as a result will prevent or materially hinder the mining of a workable coal bed, the Grantor or owner or coal operator affected shall have the right and option to temporarily plug such well, or to require the well owner to do so, until the affected coal reserves are extracted.”

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8.   DUE DILIGENCE.  Buyer shall furnish to SELLER, at no charge, any and all information generated or obtained by BUYER in the course of performing due diligence on the Property, including, without limitation, any and all title reports, mapping, platting or survey information.  Further, in the event that BUYER shall retain the services of a third party for the purpose of locating and/or mapping the various tracts making up the Property, the product of such mapping work shall be furnished to both BUYER and SELLER by such third party as same is generated, and SELLER shall at all times have full and free access to all such information.
9.  POSSESSION.  SELLER shall deliver possession of the property as of the closing date.  During the term of this Option, Buyers shall be entitled to enter upon the property and conduct such exploration of minerals or other conditions as desired, but shall hold Seller harmless from any reclamation obligations incurred thereby.
10.  PRORATIONS.  All general and special real estate taxes and assessments as of the date of delivery of deed shall be prorated.  For this purpose, the rate and evaluation shown on last available tax bill shall be used.  At closing, the seller shall be charged with taxes up to the date of closing, and the cost of any transfer tax.  The BUYER shall pay all other recording fees, cost of any title examination preformed at its request, and including title insurance or other charges incurred by BUYER in connection with this transaction.
11.   TIME IS OF ESSENCE.  It is agreed that time is of the essence in the performance of this Option.
12.   ASSIGNMENT.  This Option may be assigned by BUYER to Next Generation Energy Corp. or a company affiliated with BUYER wherein BUYER or its principal holds an ownership interest, however, no further assignment hereof shall be made without the written consent of SELLER.

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13.  NOTICES.  Any notice under this agreement shall be delivered or sent by U.S. Mail or other carrier, postage prepaid, and addressed as follows:

SELLER:	James R. Golden
402 Tennessee Avenue
Pineville, Kentucky 40977

BUYER:	Joel Sens
Knox County Minerals, LLC
600 Cameron Street
Alexandria Virginia, 22314

14.  RECORDING.  This Option shall not be recorded, but a memorandum of this Option which does not disclose the purchase price for the property shall, at Buyer’s request, be executed in recordable form and may be recorded at Buyer’s expense with the Knox County Court Clerk’s office.
15.  BINDING EFFECT.  This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
16.  HEADINGS.  The headings used in this agreement are for convenience only and shall not be used to interpret or construe its provisions.  The provisions of this Option agreement shall be interpreted and construed in accordance with their fair meanings, and not strictly for or against either party, regardless of which party may have drafted this agreement, the attached deed, or any specific provision thereof.
17.  GOVERNING LAW.  This agreement shall be governed by and construed in accordance with the law of the Commonwealth of Kentucky.
18.  ENTIRE AGREEMENT.  This agreement supersedes all prior agreements between the parties with regard to the subject matter hereof and there are no other understandings or agreements between them.

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IN WITNESS WHEREOF, the parties hereto have signed this agreement as of the date first above written.

James R. Golden	John C. Slusher

Heather Golden	Shirley Slusher

KNOX COUNTY MINERALS, LLC

BY:
ITS:

STATE OF KENTUCKY
COUNTY OF ________

The foregoing Option was acknowledged  before me this ___ day of _____________, 2010, by James R. Golden, and his wife, Heather Golden, Seller.

Witness my hand and official seal at office this ______day of ________________, 2010.

NOTARY PUBLIC

My commission expires:
STATE OF KENTUCKY
COUNTY OF ________

The foregoing Option was acknowledged before me this _______ day of ______, 2010, by John C. Slusher and his wife, Shirley Slusher, Seller.

Witness my hand and official seal at office this ______day of ________________,2010.

NOTARY PUBLIC

My commission expires:	.

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COMMONWEALTH OF VIRGINIA
COUNTY OF ARLINGTON

The foregoing OPTION was acknowledged before me on ____________________________, 2010, by Joel Patrick Sens, as Managing Member of KNOX COUNTY MINERALS, LLC, a Delaware limited liability company qualified to do business in Kentucky, for and on behalf of such company.

Witness my hand and official seal of office this ___ day of ____________, 2010.

NOTARY PUBLIC

My commission expires:	.

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